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                                   EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Citizens, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (number 033-77698 and number 333-58698) of Citizens, Inc. of our report dated March 19, 2002, relating to the consolidated statements of financial position of Citizens, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001, and all related schedules, which report appears in the December 31, 2001 annual report on Form 10-K of Citizens, Inc.


                                                          KPMG LLP
                                                          /s/ KPMG LLP
Dallas, Texas
March 25, 2002